UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

September 2, 2008

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On September 2, 2008, a group comprised of Paul Kennedy, Umbria LLC, a company wholly-owned by Mr. Kennedy, and Debregeas & Associes Pharma SAS, a company wholly-owned by Patrice Debregeas and members of his family (collectively, the “Purchasers”), purchased from Teva Pharmaceutical Industries Limited (“Teva”) all of the approximately 72% of the outstanding shares of IVAX Diagnostics, Inc. (the “Company”) owned by Teva, indirectly through its wholly-owned IVAX Corporation subsidiary, for an aggregate purchase price of $14,000,000, or $0.70 per share (such transaction is referred to herein as the “Share Acquisition”). The Purchasers used cash on hand to fund $12,005,000 of the $14,000,000 purchase price. The remaining $1,995,000 of the purchase price was funded through a loan in that amount from Syz Bank to Umbria LLC.

As a result of the Share Acquisition, the Purchasers now collectively own approximately 72% of the outstanding shares of the Company’s common stock. The Purchasers have not made any filings with the Securities and Exchange Commission disclosing any arrangements or understandings between them with respect to the election of the Company’s directors or other similar matters. As a result of the Share Acquisition, however, the Purchasers’ collective ownership of approximately 72% of the outstanding shares of the Company’s common stock provides them with the voting power to control the election of the Company’s directors and any other matter requiring the affirmative vote or consent of the Company’s stockholders.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 2, 2008, Dr. Itzhak Krinsky, Richard Egosi and Mark Durand resigned from the Company’s Board of Directors. Dr. Krinsky is the Corporate Vice President—Business Development of Teva, Mr. Egosi is the Senior Vice President and General Counsel of Teva North America and Latin America and Mr. Durand was formerly the Chief Financial Officer and Senior Vice President—Finance and Business Development of Teva North America and is currently the Senior Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and
Chief Financial Officer

Dated: September 4, 2008